UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 30, 2015

PULSE ELECTRONICS CORPORATION

 (Exact name of registrant as specified in its charter)

Pennsylvania	001-05375	23-1292472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12220 World Trade Drive

San Diego, CA 92128

(Address of Principal Executive Offices, including Zip Code)

(858) 674-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On March 30, 2015, Pulse Electronics Corporation, a Pennsylvania corporation (the “Company”), received a cash loan in the amount of $8.5 million (the “Loan”) from OCM PE Holdings, L.P. a Delaware limited partnership (“Parent”), in exchange for the issuance by the Company of a Promissory Note in the principal amount of $8.5 million (the “Note”) to Parent. The Company issued the Note pursuant to the previously announced Investment Agreement and Agreement and Plan of Merger, dated as of February 28, 2015 (the “Merger Agreement”) by and among the Company, Parent, and OCM PE Merger Sub, Inc., a Pennsylvania corporation and wholly-owned subsidiary of Parent.

The Note bears interest at a rate of 10% per annum and such interest is payable in arrears on the last business day of each March, June, September and December, commencing on June 30, 2015, and ending on November 20, 2017 (the “Maturity Date”, and collectively with the other payment dates, the “Interest Payment Dates”). Such interest payments may, at the Company’s election, be paid in cash or “paid in kind,” with the amount of such “paid in kind” interest being added to the amount of principal outstanding under the Note on the applicable Interest Payment Date.

Upon the closing of the merger pursuant to the Merger Agreement, the Parent is to contribute $17.0 million in cash less the principal amount of the Loan to the Company, and such contribution, together with the Note, shall be converted (the “Conversion”) for such number of shares of the Company’s common stock, par value $0.125 per share, as shall be determined by dividing the aggregate investment amount of $17.0 million (together with accrued interest, dividends or other amounts accrued thereon) by $1.50, subject to the terms set forth in the Merger Agreement.

Unless the Conversion has been effected prior thereto, amounts of principal under the Note are due on the earlier of the Maturity Date and the acceleration of the maturity of the Note by Parent following the occurrence of an “Event of Default” as defined therein. The Note is an unsecured note, and the obligations under the Note are guaranteed by the Company’s domestic subsidiaries on an unsecured basis.

The Company is permitted to prepay, without premium or penalty, all or any portion of the entire principal amount outstanding under the Note at any time on one business day’s notice, provided that, prior to the termination of the Merger Agreement (in accordance with its terms), no such prepayment is permitted without obtaining Parent’s prior written consent.

The full principal amount of the Note, together with all accrued and unpaid interest thereon, is automatically due upon the occurrence of certain specified insolvency-related “Events of Default” as defined therein. While any Event of Default exists, the Company is to pay interest on the principal amount of all outstanding obligations under the Note, as well as on any other amount payable thereunder and not paid when due, at an interest rate per annum equal to 12%.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

The Note has been included to provide shareholders and other investors with information regarding its terms. It is not intended to provide any other factual information about the Company. Any representations, warranties and covenants contained in the Note were made only for purposes of the transaction contemplated thereby, and, as of the specific dates therein, were solely for the benefit of the parties to such transaction, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution and issuance of the Note. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to the shareholders and other investors. Shareholders and other investors should not rely on any representations, warranties and covenants in the Note as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Note, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above and referenced under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02  Unregistered Sales of Equity Securities

The information set forth above and referenced under Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference into this Item 3.02. The issuance of Common Stock, if any, will be made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. Parent has represented that it is an “accredited investor” as defined in Regulation D.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

4.1	Promissory Note, dated March 30, 2015, issued by the Company to OCM PE Holdings, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULSE ELECTRONICS CORPORATION

By:	/s/ Michael C. Bond
Name:	Michael C. Bond
Title:	Senior Vice President and Chief Financial Officer

Date: April 3, 2015

 EXHIBIT INDEX

Exhibit No.	Description
4.1	Promissory Note, dated March 30, 2015, issued by the Company to OCM PE Holdings, L.P.